Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-1 Nos. 333-267928 and 333-267965) of Biohaven Ltd., and
2.Registration Statement (Form S-8 No. 333-267818) pertaining to the Biohaven Ltd. 2022 Equity Incentive Plan, Biohaven Ltd. 2022 Employee Share Purchase Plan, and Biohaven Ltd. Legacy Equity Award Settlement Plan
of our report dated March 23, 2023, with respect to the consolidated financial statements of Biohaven Ltd. included in this Annual Report (Form 10-K) of Biohaven Ltd. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Hartford, Connecticut
March 23, 2023